Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. ANNOUNCES $30.0 MILLION PUBLIC OFFERING

OF COMMON STOCK

LATHAM, N.Y., January 10, 2014 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it has priced an underwritten registered offering of 10,000,000 shares of its common stock and accompanying warrants to purchase 4,000,000 shares of its common stock. The shares and the warrants will be sold together in a fixed combination, with each combination consisting of one share of common stock and 0.40 of a warrant to purchase one share of common stock, at a price to the public of $3.00 per fixed combination for gross proceeds of $30.0 million. The securities were placed with a single investor. The warrants will have an exercise price of $4.00 per share, are immediately exercisable and will expire on January 15, 2019.

Cowen and Company, LLC is acting as the sole underwriter for the offering.

Net proceeds, after underwriting discounts and commissions and other estimated fees and expenses payable by Plug Power, and assuming the warrants are not exercised, will be approximately $28.0 million.

Plug Power intends to use the net proceeds of the offering for working capital and other general corporate purposes including, capital expenditures.

The securities described above are being offered by Plug Power Inc. pursuant to a shelf registration statement on Form S-3 (No. 333-173268) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on January 10, 2014 and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement, when available, also may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes. With more than 4,000 GenDrive units deployed to material handling customers, accumulating over 16 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power’s expected use of the net proceeds from the offering and Plug Power’s ability and timing to reach profitability. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including the risk that Plug Power does not become profitable when expected or at all or requires additional external funding to become profitable, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders; the cost and timing of developing, marketing and selling Plug Power’s products and its ability to fund such costs; the risk that Plug Power does not achieve the expected gross margin on the sale of its products; the risk that actual net cash used for operating expenses exceeds the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive systems; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for Plug Power’s GenDrive system; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media & Investor Relations Contact:

Teal Vivacqua

Plug Power Inc.

Phone: (518) 738-0269

media@plugpower.com